Exhibit 99.1

LAZARD ELECTS MICHELLE JARRARD TO BOARD OF DIRECTORS

NEW YORK, December 7, 2016 – Lazard Ltd (NYSE: LAZ) announced today that it has elected Michelle Jarrard to join its Board of Directors, effective January 1, 2017.

“Michelle will be a strong addition to our Board of Directors,” said Kenneth M. Jacobs, Chairman and Chief Executive Officer of Lazard. “Lazard’s business is built on human capital and relationships, and she brings more than 25 years of experience in global human resources, talent development and recruiting for one of the world’s most prestigious consulting firms.”

Ms. Jarrard is a former Senior Partner of McKinsey & Company, where she held multiple senior leadership roles during her 25-year career, most recently as Global Chief HR and Talent Officer from 2007 until her retirement in January 2016. She was a member of McKinsey’s Global Operating Committee, with responsibilities including: People Strategy; Talent Acquisition and Development; Learning; Partner Compensation & Evaluation; Diversity; HR Analytics, Policies & Risk; and Internal Communications. In 2016, Ms. Jarrard became the Managing Director of the GRA Venture Fund, LLC, a private investment fund providing early-stage capital to Georgia-based technology companies.

Ms. Jarrard is on the Board of Rural Sourcing, Inc., Axion Biosystems and QUEST Renewables. She is a Board Member and Chair of the Compensation & Benefits Committee for Children’s Healthcare of Atlanta, one of the largest pediatric healthcare systems in the U.S. She is also a Trustee of the Georgia Tech Foundation Board. She earned her MBA from Harvard Business School and a Bachelor’s Degree in Industrial Engineering from the Georgia Institute of Technology.

About Lazard

Lazard, one of the world’s preeminent financial advisory and asset management firms, operates from 42 cities across 27 countries in North America, Europe, Asia, Australia, Central and South America. With origins dating to 1848, the firm provides advice on mergers and acquisitions, strategic matters, restructuring and capital structure, capital raising and corporate finance, as well as asset management services to corporations, partnerships, institutions, governments and individuals.

LAZ-CPE

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Media contacts:	Investor contact:

Judi Frost Mackey, +1 212 632 1428 judi.mackey@lazard.com	Armand Sadoughi, +1 212 632 6358 armand.sadoughi@lazard.com

Clare Pickett, +1 212 632 6963 clare.pickett@lazard.com